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                                                                     EXHIBIT 4.8

                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is made and entered into as of June 27, 2000, by and between: CONEXANT SYSTEMS, INC., a Delaware corporation ("Parent"), and Gordon Campbell and Donald R. Shriner (the "Shareholders' Agents") on behalf of the shareholders (the "Shareholders") of HOTRAIL, INC., a California corporation (the "Company"), who are receiving shares of common stock of Parent pursuant to the Reorganization Agreement described below.

                                    RECITALS

         A. Parent, Steam Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of June 27, 2000 (the "Reorganization Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger") and the Shareholders will have the right to receive shares of common stock of Parent. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Reorganization Agreement.

         B. Parent has agreed to provide the Shareholders with certain registration rights as more fully described herein.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

SECTION 1: REGISTRATION

         1.1 REGISTERABLE SHARES. As used in this Agreement, "Registerable Shares" means (a) the shares of Parent Common Stock issued to the Shareholders pursuant to Section 1.5 of the Reorganization Agreement, (b) shares of Parent Common Stock issuable by Parent upon the exercise of any options granted to entities pursuant to the Company's 2000 Equity Plan that will be assumed by Parent in accordance with the terms and conditions of the Reorganization Agreement (the "Option Shares"), to the extent that such Option Shares are not registerable on a Form S-8 Registration Statement, and (c) any shares of Parent Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar transaction; provided, however, that Registerable Shares shall cease to be Registerable Shares when (i) a registration statement covering such Registerable Shares shall have become effective under the Securities Act of 1933, as amended (the "1933 Act"), and such Registerable Shares shall have been disposed of in accordance with such registration statement, or (ii) such Registerable Shares may be transferred pursuant to Rule 144 under the 1933 Act, as such rule may be amended from time to time, or any successor rule or regulation ("Rule 144") in any single calendar quarter.

         1.2 REGISTRATION.

             (a) Within thirty days following the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission ("SEC") a registration statement (the


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 "Registration Statement") covering the resale of the
Registerable Shares. Parent shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the Registration Statement is filed with the SEC. Subject to the terms of this Agreement, Parent shall use its best efforts to cause the Registration Statement to remain effective until the earlier of (i) the date on which all Registerable Shares (other than Option Shares) covered by the Registration Statement have been sold to the public pursuant to the Registration Statement or (ii) until all Registerable Shares (other than Option Shares) may be transferred pursuant to Rule 144 in any single calendar quarter (the "Registration Effective Period").

             (b) If Parent shall not have filed the Registration Statement with the SEC within thirty-seven days following the Effective Time, Parent shall cause State Street Bank and Trust Company of California, N.A. (the "Escrow Agent"), to release three percent of the shares of Parent Common Stock held in any "Escrow Account" pursuant to the Escrow Agreement of even date among Parent, the Shareholders' Agents and the Escrow Agent to the Shareholders no later than ten days thereafter (the number of shares to be so released to the Shareholders being referred to as the "Released Number of Shares"). For each additional seven-day period following the thirty-seventh day after the Effective Time that Parent shall not have filed the Registration Statement with the SEC (until Parent shall have first filed the Registration Statement with the SEC), Parent shall cause the Escrow Agent to release the Released Number of Shares to the Shareholders no later than ten days thereafter.

SECTION 2: PARENT'S OBLIGATIONS

         In connection with the Registration Statement referred to in Section 1.2, Parent shall:

         2.1 REGISTRATION STATEMENT. Prepare and file with the SEC the Registration Statement and the prospectus relating thereto with respect to the Registerable Shares and thereafter use its best efforts to cause the Registration Statement to become and remain effective for the period set forth in Section 1.2.

         2.2 AMENDMENTS AND SUPPLEMENTS. As promptly as practicable prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the period set forth in Section 1.2 and to comply with the provisions of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act") with respect to the sale or other disposition of the shares of Parent Common Stock covered by the Registration Statement.

         2.3 COPIES OF OFFERING DOCUMENTS. As promptly as practicable furnish to the Shareholders such numbers of copies of the Registration Statement, prospectus and any amendments and supplements thereto, in order to facilitate the public sale or other disposition of the Registerable Shares.

         2.4 MISLEADING PROSPECTUS. Promptly notify each Shareholder, at any time when a prospectus relating thereto covered by the Registration Statement is required to be delivered under the 1933 Act, upon the occurrence of an event as a result of which, in the reasonable judgement of the Board of Directors of Parent acting in good faith after consultation with outside legal counsel to Parent, such Registration Statement or the related prospectus contains or may


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contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. Immediately thereafter Parent shall prepare and file with the SEC and furnish to each Shareholder as promptly as practicable a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registerable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made.

         2.5 RULE 144. File in a timely manner any reports required to be filed by it under the 1933 Act and the 1934 Act, and take such further action as the Shareholders may reasonably request, all from time to time to enable each Shareholder to sell the Registerable Shares owned by it without registration under the 1933 Act pursuant to the exemption provided by Rule 144.

         2.6 BLUE SKY FILINGS. Use its best efforts to register and qualify the securities covered by the Registration Statement under the Blue Sky laws of such jurisdictions as shall be reasonably requested by the Shareholders, provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         2.7 NASDAQ FILING. Cause the securities covered by the Registration Statement to be included for quotation on the Nasdaq National Market.

SECTION 3: THE SHAREHOLDERS' OBLIGATIONS

         In connection with the Registration Statement referred to in Section
1.2:

         3.1 DOCUMENTS AND INFORMATION. Each Shareholder shall complete, execute, acknowledge and/or deliver such questionnaires, custody agreements and other documents, certificates and instruments as are reasonably requested by Parent or are otherwise necessary in connection with the registration and offering contemplated by the Registration Statement and promptly provide to Parent such information concerning such Shareholder, his ownership of Parent's securities, the intended method of distribution and such other information as otherwise may be required by applicable law or regulation or as otherwise may be reasonably requested by Parent.

         3.2 CESSATION OF OFFERING. Each Shareholder shall, upon receipt of any notice from Parent of the happening of any event of the kind described in
Section 2.4, immediately discontinue disposition of the Registerable Shares pursuant to the Registration Statement covering such Registerable Shares until the Shareholders' receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4, and, if so directed by Parent, deliver to Parent all copies of the prospectus covering such Registerable Shares in such Shareholder's possession at the time of receipt of such notice.

         3.3 NO PRELIMINARY PROSPECTUS. No Shareholder and no Person acting on any Shareholder's behalf (other than an underwriter selected by Parent or approved by Parent) shall offer any Registerable Shares by means of any preliminary prospectus.

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SECTION 4: LIMITATIONS

         Notwithstanding anything to the contrary contained in Section 2.4 or elsewhere in this Agreement, Parent shall not be obligated to file a registration statement or any amendment or supplement thereto, and Parent may suspend the Shareholders' rights to make sales pursuant to an effective registration pursuant to Section 1, for a period of not more than 45 days if, in the reasonable judgment of the Board of Directors of Parent acting in good faith after consultation with outside legal counsel to Parent, the filing of a registration statement or an amendment or supplement thereto, or the offering or sale of Parent Common Stock pursuant thereto, or the making of any required disclosure in connection therewith, would reasonably be expected to (a) cause Parent to be required to publicly disclose that it is in discussions or negotiations with respect to a material acquisition, merger, consolidation or similar transaction that is reasonably likely to occur, or (b) have an adverse effect upon (i) a pending or scheduled offering of Parent's securities to the public or (ii) a material acquisition, merger, consolidation, joint venture, equity investment or other potentially material transaction or event; provided, however, that Parent shall not utilize the right described in this Section 4.1
(A) more than twice in any 12-month period, or (B) in consecutive 45-day periods.

SECTION 5: EXPENSES AND INDEMNIFICATION

         5.1 CERTAIN FEES AND COMMISSIONS. Parent shall pay its own legal and accounting fees, "blue sky" expenses and all printing fees in connection with the Registration Statement. The Shareholders shall pay any fees and costs of their own counsel and all underwriting discounts, commissions and expenses of underwriters or brokers incurred in connection with the offering and sale of the Registerable Shares.

         5.2 OTHER EXPENSES. Parent shall pay all registration and filing fees attributable to the Registerable Shares and the listing fee payable to the Nasdaq National Market.

         5.3 INDEMNIFICATION. In the event any Registerable Shares are included in a registration statement under Section 1:

             (a) INDEMNIFICATION BY PARENT. To the extent permitted by law, Parent will indemnify and hold harmless each Shareholder, such Shareholder's heirs, successors and assigns, and each Person, if any, who controls such Shareholder within the meaning of the 1933 Act or the 1934 Act and their respective officers, directors, partners, successors and assigns, against any losses, claims, damages, liabilities or actions to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law or common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including, but not limited to, any preliminary prospectus (not prohibited by Section 3.3) or final prospectus contained therein or any amendments or supplements thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, under the circumstances in which made, not misleading or any violation by Parent of any rule or regulation under the 1933 Act, the 1934 Act or other Legal Requirement applicable to Parent and relating to any action or inaction required of Parent in connection with such registration; and Parent will reimburse each of the aforementioned indemnified parties for any legal or other expenses


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reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnification and other rights provided for in this Section 5.3(a) shall not apply (i) to any such loss, claim, damage, liability, or action insofar as it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, preliminary prospectus or final prospectus or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Shareholder or (ii) provided that Parent has complied with its obligations under Sections 2.2, 2.3 and 2.4 hereof, if the Person asserting any such loss, claim, damage, liability or action who purchased the Registerable Shares which are the subject thereof did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of such Registerable Shares to such Person because of the failure of such Shareholder to so provide such amended preliminary or final prospectus and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary prospectus or the final prospectus (or the final prospectus as amended and supplemented). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Shareholder or controlling person and shall survive the transfer of the Registerable Shares by such Shareholder.

             (b) INDEMNIFICATION BY SHAREHOLDERS. To the extent permitted by law, each Shareholder will indemnify and hold harmless Parent, its successors and assigns, its officers and directors and each Person, if any, who controls Parent within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or actions to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law or common law or otherwise, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including, but not limited to, any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, under the circumstances in which made, not misleading; provided that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by such Shareholder expressly for use in such registration by such Shareholder, or (ii) provided that Parent has complied with its obligations under Sections 2.2, 2.3 and 2.4 hereof, the failure of such Shareholder with respect to the Registerable Shares held by such Shareholder at or prior to the written confirmation of the sale of the Registerable Shares held by such Shareholder to send or arrange delivery of a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) to the Person asserting any such loss, claim, damage, liability or action who purchased the Registerable Shares which is the subject thereof and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in such preliminary prospectus was corrected in the amended preliminary prospectus or the final prospectus (or the final prospectus as amended and supplemented). Each Shareholder will reimburse Parent, its successors and assigns, its officers and directors and any such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such officer, director or controlling person and shall survive the

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transfer of the Registerable Shares by such Shareholder. Notwithstanding the foregoing, in no event shall any Shareholder be liable pursuant to this Section 5.3(b) for an amount in excess of the net proceeds received by such Shareholder from the sale of Registerable Shares pursuant to the Registration Statement.

             (c) INDEMNIFICATION PROCEDURES. Promptly after receipt by a Person who may be entitled to indemnification under this Section 5.3 (an "indemnified party") of notice of the commencement of any action (including, but not limited to, any governmental action) for which indemnification may be available under this Section 5.3, such indemnified party will, if a claim in respect thereof is to be made against any Person who must provide indemnification under this
Section 5.3 (an "indemnifying party"), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel (and the reasonable fees of such counsel shall be paid by the indemnifying party) and assume its own defense if (i) the retention of such counsel has been specifically authorized in writing by the indemnifying party,
(ii) the indemnifying party has failed to promptly assume the defense and employ counsel reasonably acceptable to the indemnified party after the indemnifying party has received the notice of the indemnification matter from the indemnified party, or (iii) the named parties to any such action include, but are not limited to, both the indemnified party and the indemnifying party, and the representation of both parties by the same counsel would be inappropriate due to a material conflict of interest between them. It is understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all indemnified parties unless the indemnified parties in good faith conclude and are advised by their counsel that there is an actual or potential conflict of interest among the indemnified parties. The failure of any indemnified party to give notice as provided herein shall not release any indemnifying party of its indemnification obligations provided for in Section 5.3(a) or 5.3(b) except to the extent that the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

             (d) To the extent that the indemnification provided for in Section 5.3(a) and (b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state


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a material fact related to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in any such case (i) no Shareholder will be required to contribute any amount in excess of the net proceeds received by such Shareholder from the sale of Registerable Shares pursuant to the Registration Statement and
(ii) no Person guilty of fraudulent misrepresentation within the meaning of
Section 11(f) of the 1933 Act will be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.

SECTION 6: OTHER PROVISIONS

         6.1 ATTORNEYS' FEES. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         6.2 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by certified or registered mail, return receipt requested, or by courier or express delivery service to the address set forth in
Section 10.5 of the Reorganization Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto).

         6.3 HEADINGS. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         6.4 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         6.5 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

         6.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No Shareholder may assign such Shareholder's rights under this Agreement without the express prior written consent of Parent, provided, however, that (i) upon the death of a Shareholder, such Shareholder's rights under this Agreement shall be transferred to the Person(s) who receive such Shareholder's Parent Common Stock under the laws of descent and distribution, and (ii) a pro rata distribution of Registerable Shares without additional consideration to the general and limited partners, shareholders or trust beneficiaries of a Shareholder shall not be deemed a sale or transfer for purposes of this Section 6.6 and such Persons shall be entitled to the same rights under this Agreement as the initial Shareholder from which the Registerable Shares were received were entitled to and shall be deemed a Shareholder for the purposes of this Agreement.


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Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any Person other than the parties hereto and their permitted successors and assigns. This Agreement shall inure to the benefit of: the Shareholders; Parent; and the respective successors and assigns, if any, of the foregoing.

         6.7 SHAREHOLDERS' AGENTS. Each of the Shareholders' Agents shall have the authority to act on behalf of the Shareholders in his individual capacity, provided the Shareholders' Agents have consulted with each other.

         6.8 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         6.9 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

         6.10 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         6.11 PARTIES IN INTEREST. Except for the provisions of Section 5.3, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto; the Shareholders and the respective successors and assigns, if any, of the foregoing.

         6.12 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

         6.13 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.


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         6.14 CONSTRUCTION.

             (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

             (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         6.15 PARTIES TO THIS AGREEMENT. Approval of the Reorganization Agreement by the Shareholders shall be deemed to be approval of this Agreement by each of the Shareholders. By virtue of such approval, the Shareholders have agreed that such approval shall cause this Agreement to be the valid and binding obligation of such shareholder. Moreover, by entering into certain Shareholder Representation Letters in favor of Parent and Merger Sub, the Shareholders have affirmed their agreement to be bound by the terms and conditions of this Agreement as though they were parties hereto.

                            [Signature Page Follows]


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         This Registration Rights Agreement has been executed and delivered as of the date first stated above.


                                        CONEXANT SYSTEMS, INC.


                                        By:  /s/ Balakrishnan S. Iyer
                                             -----------------------------------
                                        Its:     Senior Vice President and Chief
                                                 Financial Officer
                                        Print Name: Balakrishnan S. Iyer


                                        SHAREHOLDER'S AGENTS:


                                        /s/ Gordon Campbell
                                        ----------------------------------------
                                            Gordon Campbell


                                        /s/ Donald R. Shriner
                                        ----------------------------------------
                                            Donald R. Shriner


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